Exhibit 99.1

Medical Supplies Initiating Coverage FOR INSTITUTIONAL ACCOUNTS ONLY February 22, 2010 Buy
LIBERATOR MEDICAL HOLDINGS INC. (LBMH)
Medicare Accredited Medical Devices Supplier — Initiating Coverage with Buy Rating
COMPANY & MARKET DATA

Price	$1.89
Price Target (12 Month)	$3.00
52 — Week Range	$0.31 - $2.47
Mkt. Capitalization (M)	$82
Enterprise Value (M)	$86
Diluted Shares Outstanding (M)	51
Avg. Daily Trading Vol. (000)	37
Book Value per Share (3Q09)	$0.39
Fiscal Year End	September
ESTIMATES

	FY2009A	FY2010E	FY2011E
Revenue (M)	$26	$47	$75
1Q EPS	$0.01A	$0.02A	$0.03
2Q EPS	$0.00A	$0.02	$0.04
3Q EPS	$0.02A	$0.03	$0.05
4Q EPS	$0.02A	$0.04	$0.05
EPS	$0.05A	$0.11	$0.17
P/E	37.1x	17.8x	11.0x
Chart data: Capital IQ
Headquartered in Stuart, Florida, LBMH is an accredited Medicare, Medicaid and private health insurance benefits provider that provides durable medical supplies and medical products through its subsidiary Liberator Medical Supply Inc. directly to consumers.
•	Initiating Coverage of LBMH with Buy Rating — LBMH provides durable medical supplies directly to consumers and is an accredited Medicare, Medicaid, and private health insurance benefits provider. The company’s target customer group is the population aged 65 or above which is covered by Medicare, Medicaid, and/or private health insurance and who are suffering from chronic disease(s). Reimbursements from Medicare provide a strong third-party payment revenue continuum. Operationally, LBMH is focused on customer service and providing an easier and more convenient buying process aimed at ensuring continued consumer purchases. LBMH currently trades at 9.5x diluted CY11E EPS while its peers defined as companies that distribute medical devices to patients and healthcare organizations are currently trading at 11.6x. We believe LBMH’s impressive growth warrants a premium. Though there is a degree of execution risk, we believe senior management experience and expertise should help mitigate this issue. We believe LBMH should trade at 15x fully-diluted CY11 EPS of 20¢ and initiate coverage with a $3.00 price target.

•	Public Funding for Medical Devices Expected to Grow almost 7% Annually — LBMH Targets $100 million in Revenue — CMS forecasts healthcare expenditures on durable and non-durable medical devices to increase at a 4.2% CAGR from 2007 to 2018. Factors such as an ageing population, increasing disease incidence rates, increasing average life-expectancy, and rising medical costs should drive industry growth. Public sector funding for expenditures on medical devices is expected to grow even faster at a 6.9% CAGR. With 31 million people treated annually on average over the past nine years under Medicare supplementary insurance, management notes that 100,000 Medicare enrollees ordering supplies for a full year period could allow LBMH to realize its $100 million revenue target. By comparison LBMH currently has a database of 85,000 customer leads and has served over 35,000 customers since its inception.

•	Proven Advertising-Driven Business Model Estimated to Return More than 20:1 — LBMH employs an advertising driven business model developed by the CEO-Founder and CFO while at Liberty Medical Supply. Along with the other current management they grew Liberty’s business to achieve an annual sales run rate of $100 million within a 10 year span. In our opinion, management appears to be on track to replicate this success and estimates that each dollar invested in advertising results in more than $20 of revenue over the long term.

•	Advanced Systems to Assure Reimbursement and Repeat Orders — Employees service incoming calls and orders and check for Medicare reimbursement eligibility. Nurses verify eligibility, identify CPT codes, and physician authorization. Outbound calls are placed proactively to assure repeat orders. LBMH has proprietary software to manage customer contacts, generate customized forms, and to process patient details enabling it to proficiently collect and process required documents from physicians and patients and to bill and collect from Medicare, other third party payers, and directly from patients. LBMH continuously adds customers to its database and sales representatives consistently evaluate leads to generate new and repeat orders. Management is highly confident in the precision and accuracy of claims processing thanks to state-of-the-art infrastructure, in-built technology systems that are HIPAA compliant, and well trained workforce. Proactive sales efforts and targeted advertising help assure predictable and recurring revenue. According to management LBMH’s clients have an average customer life of four years.
Mickey M. Schleien, CFA
+1-305-572-4131
mschleien@ladenburg.com
Disclosures and Analyst Certifications can be found in Appendix A.

NEW YORK & MELVILLE, NY	PRINCETON, NJ	LOS ANGELES, CA	MIAMI & BOCA RATON, FL	LINCOLNSHIRE, IL
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Member NYSE, NYSE Amex, FINRA, all other principal exchanges, and SIPC

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Investment Summary
Initiating Coverage of Liberator Medical Holdings with a Buy Rating
LBMH Focuses on Selling Medical Supplies to Medicare Enrollees
We are initiating coverage of Liberator Medical Holdings Inc. (LBMH) with a Buy rating. Headquartered in Florida, LBMH provides durable medical supplies and products directly to consumers through its subsidiary, Liberator Medical Supply Inc. LBMH is an accredited Medicare, Medicaid, and private health insurance benefits provider. The company’s target customer group is the population aged 65 or above which is covered by Medicare, Medicaid, and/or private health insurance and who are suffering from chronic disease(s) as they typically require a continuous supply of medical supplies. Liberator Medical Supply Inc., by virtue of its accreditation as a Medicare benefits provider, focuses on reimbursements from Medicare rather than billing patients thereby providing a strong third-party payment revenue continuum. Operationally, LBMH is focused on customer service and providing an easier and more convenient buying process aimed at ensuring continued consumer purchases. LBMH also runs diabetes awareness and educational programs through its subsidiary Liberator Health and Education Services Inc. and is reimbursed for these programs by Medicare and other insurance providers.
Public Funding for Medical Devices Expected to Grow almost 7% Annually — LBMH Targets $100 million in Revenue
CMS forecasts total healthcare expenditures on durable and non-durable medical devices to increase at a 4.2% CAGR from 2007 to 2018. Factors such as an ageing population, increasing disease incidence rates, increasing average life-expectancy, and rising medical costs should drive industry growth. For example, CMS expects the number of people in the U.S. who are aged 65 years or older to grow at a 2.6% CAGR from 2007 to 2018. Public sector funding for expenditures on durable and non-durable medical devices is expected to grow even faster. This funding, which principally covers expenses for those 65 and older and the disabled, totaled almost $10 billion in 2007 and is forecast to reach $20.5 billion in 2018 representing a 6.9% CAGR. As of the end of 2008 about 44 million people were enrolled with Medicare and 83% were aged over 65. We believe this market represents a vast demographic opportunity for LBMH as the population aged 65+ is more susceptible to multiple chronic illnesses. For example, in 2002 more than half of the Medicare population was being treated for five or more chronic conditions. As LBMH customers are outpatients, the company is usually reimbursed under Medicare Part B insurance (Medicare supplementary insurance). With 31 million people treated annually on average over the past nine years under Medicare supplementary insurance, management notes that 100,000 Medicare enrollees ordering supplies for a full year period could allow LBMH to realize its $100 million revenue target. By comparison LBMH currently has a database of 85,000 customer-leads and has served over 35,000 customers since its inception.
The Market for Intermittent Catheters, One of LBMH’s Key Products, is Forecast to Grow 40% Annually
LBMH offers more than 5,000 medical products and supplies organized along 29 different product lines for patients with various health disorders. While LBMH’s product lines for diabetes, mastectomy, ostomy and urological disorders account for 75% of revenue, LBMH’s primary focus is on selling urological supplies including sterile urinary catheters. As of April 2008 the Centers for Medicare and Medicaid Services (CMS) allow reimbursement for and the usage of up to 200 catheters per month per patient compared to four per month per patient previously. Market research firm Millennium Research Group forecasts the U.S. market for intermittent catheters will grow at a 40% CAGR from 2008 to 2012 largely due to the new Medicare ruling. These catheters are one of LBMH’s primary products and the change in the ruling should significantly benefit the company.
Proven Advertising-Driven Business Model Estimated to Return More than 20:1 for Every Dollar Invested
The company employs an advertising driven business model that attracts new customers through targeted advertising across television, the Internet, and print media. CEO-Founder Mark Libratore and CFO Robert Davis were the chief architects of this model while at Liberty Medical Supply (now owned by Medco; MHS-$64.59 -NR). The two, along with the other current management team members, grew Liberty’s business to achieve an annual sales run rate of $100 million within a 10 year span. In our opinion, management appears to be on track to

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
replicate this success as LBMH has exhibited impressive revenue growth (more than 8x revenue growth between FY07 and FY09). Management estimates that each dollar invested in advertising results in $10 in revenue over the short term and more than $20 over the long term. LBMH believes that it has developed a high quality method of capturing initial and recurring sales through the use of local, regional, and national ad placements and maximizing the “drag” of each ad. As advertising expenditures are expected to yield revenue over several years LBMH amortizes these costs over a four-year period. Substantial expenditure on television advertising has been a key growth driver behind both new patient enrollments and an increase in sales. We believe the company’s current momentum coupled with a seasoned management team should help LBMH develop into a major competitor.
Advanced Systems to Assure Medicare Reimbursement and Generate Repeat Orders
Customers can order products by phone, mail, or over the Internet, but most of LBMH’s revenues emanate from its mail order business which caters to customer orders received over the telephone and by mail. LBMH’s sales representatives manage the in-bound call center to service calls and customer orders and check if the customer is eligible for Medicare reimbursement. The company employs nurses for verification of customer’s Medicare eligibility, identification of correct Current Procedural Terminology (CPT) codes, physician authorization verification, and other processes. After verifying eligibility, orders are shipped and Medicare or third-party insurers are billed, as appropriate, generally resulting in minimal expenditure for patients. LBMH continues to focus on making the buying process more convenient by reducing customer paper work and taking initiatives to ensure Medicare reimbursement. Sales representatives at the out-bound call center estimate the time when a customer’s previous consignment will be exhausted and proactively call the patients for new orders.
LBMH has developed proprietary customized software to manage customer contacts, generate customized forms, and to efficiently process new patient details following a protocol of checks. LBMH’s operating platforms enable it to proficiently collect and process required documents from physicians and patients and bill and collect amounts due from Medicare, other third party payers, and directly from patients. LBMH continuously adds new customers and leads to its database and sales representatives consistently evaluate them to generate new and repeat orders. Management is highly confident in LBMH’s precision and accuracy in the Medicare claims process thanks to the company’s state-of-the-art infrastructure, in-built technology systems that are HIPAA compliant, and well trained workforce. Proactive sales efforts and targeted advertising help assure predictable and recurring revenue. According to management LBMH’s clients have an average customer life of four years.
High-Growth Company at a Discount with Execution Risk Mitigated by Experienced Management
The durable medical equipment, prosthetics, orthotics, supplies, and Medicare/insurance benefits provision industry is highly fragmented with more than 100,000 suppliers. However, only 50 of these suppliers have annual sales in excess of $10 million and we expect the market to consolidate due to a recent $50,000 bond and accreditation requirement. Given its relatively larger scale we expect LBMH to capture a good share of customers who were previously using the services of unaccredited Medicare benefit providers. LBMH is currently trading at 9.5x diluted CY11E EPS while its peers are currently trading at 11.6x. We believe LBMH’s impressive growth warrants a premium vis-à-vis its relatively mature peers. Though there is a degree of execution risk involved in scaling up, we believe senior management experience and expertise should help mitigate this potential hazard. Hence, we believe LBMH should trade at 15x its fully-diluted CY11 EPS of 20¢ and initiate coverage of LBMH with a $3.00 price target.
Company Overview
Background
Headquartered in Stuart, Florida, Liberator Medical Holdings Inc. (LBMH) along with its subsidiaries, Liberator Medical Supply Inc. and Liberator Health and Education Services Inc., provides durable medical supplies and medical products directly to consumers. Liberator Medical Supply Inc. is both a direct-to-consumer seller and an accredited Medicare, Medicaid, and private health insurance benefits provider. As a benefits provider Liberator Medical Supply contacts Medicare eligible patients and their physicians to fill prescriptions and delivers medical supplies to patients/customers. Liberator Medical Supply bills and is reimbursed by Medicare, Medicaid, and private insurance companies for the medical supplies it sells. As a result, there is generally minimal expenditure

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
incurred by the patient1. Liberator Health and Education Services Inc. runs diabetes awareness and educational programs and is reimbursed for these programs by Medicare and other insurance providers.
In its current holding company structure LBMH was incorporated in June 2007. Its Founder-CEO, Mr. Mark Libratore, is an industry veteran who founded Liberty Medical Supply in 1990 and led it to become the largest direct-to-consumer diabetic supplies provider in the U.S. In September 1996 he sold Liberty Medical to then publicly held PolyMedica Corporation and continued as the President of Liberty Medical Supply through February 1999. He subsequently founded Liberator Medical Supply Inc. in July 1999. In June 2007 Liberator Medical Supply was acquired by non-operational Cardiff Communications2 in a reverse merger with LBMH as the surviving entity and Liberator Medical Supply as LBMH’s operational subsidiary. In August 2007 PolyMedica (along with Liberty Medical Supply) was acquired by Medco Health Solutions Inc.
LBMH’s target customer group is the population aged 65 or above covered by Medicare/Medicaid/private health insurance and suffering from chronic disease(s). Patients with certain chronic disease(s) typically require a continuous supply of medical supplies. Liberator Medical Supply Inc. by virtue of its accreditation as a Medicare benefits provider has focused on reimbursements from Medicare rather than billing patients thereby providing a strong third-party payment revenue continuum. LBMH’s primary focus is on selling urological supplies including sterile urinary catheters.
Operationally LBMH is focused on customer service and providing an easier and more convenient buying process aimed at ensuring continued consumer purchases. LBMH offers more than 5,000 medical products and supplies organized along 29 different product lines for patients with various disorders. LBMH does not sell any private label products. According to management LBMH’s product lines for diabetes, mastectomy, ostomy, and urological disorders account for 75% of revenue. LBMH sources these products from over 200 suppliers including companies such as Abbott (ABT — $54.38 — NR), Bayer (BAYRY — $69.40 — NR), C. R. Bard (BCR — $83.44 — NR), Johnson and Johnson (JNJ — $63.81 — NR), and Roche (RHHBY — $42.45- NR).

[1]	Medicare’s reimbursement rates vary across different medical products

[2]	Cardiff Communications Inc. had no operations for the 10-year period ending June 2007

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
LBMH recorded triple-digit revenue growth in both FY08 (223%) and FY09 (170%). Currently, the company has 167 employees compared to 139 as at September 30, 2009 and 76 a year earlier. LBMH plans to almost double its headcount to 350 employees by March 2011. To accommodate its growing scale of operations LBMH recently leased a 24,000 square foot facility from Martin County, Florida. LBMH will accommodate its call center and certain administrative functions at the new facility which is operational as of January 2010. The lease is for five years for a total consideration of $0.68 million ($0.35 million for the first three years and $0.33 million for the subsequent two years) and leasehold improvements are expected to be $0.7 million.
LBMH has earned multiple certifications from different key organizations identifying it as a strong, consistent, and quality service provider. In June 2007 LBMH was awarded ‘Exemplary Provider Accreditation’ by the Compliance Team3 on scoring 90%+ in the industry’s most sought-after set of quality measures. This accreditation helps LBMH’s branding and enhances its positioning for patient care excellence and quality service. Liberator Health and Education Services Inc.’s ‘Diabetes Self-Management Program’ was awarded ‘Education Recognition’ by the American Diabetes Association in April 2009. This recognition makes LBMH eligible for reimbursements from Medicare and other insurers and consequently complements its diabetic supplies business.
Product Segments
Urological Products: LBMH offers catheters as well as other urological supplies for men and women. Catheters are used for urinary incontinence and urinary retention, mostly in aged and chronically ill patients and those with spinal cord injuries and other complications. LBMH markets indwelling catheters, intermittent catheters, and external catheters under brands that include Bard, Cure, Coloplast, Hollister, Mentor, Rochester Medical, and Rusch. As of April 2008 the Centers for Medicare and Medicaid Services (CMS) allows reimbursement for and the usage of up to 200 catheters per month per patient compared to four per month per patient previously. In our opinion LBMH stands to benefit from this change given its focus on urological supplies, especially catheters.
Mastectomy Products: LBMH offers silicone forms (breast implants and other supplies) for mastectomy surgeries as well as post mastectomy fashions and other accessories including bras, leisure wear, and swimwear. LBMH markets products from leading manufacturers including Amoena, Classique, TruLife, Nearly Me, American Breast Care, and Jodee. LBMH has a customer database of over 30,000 patients for mastectomy products and management estimates that they order two post-mastectomy products per annum per patient.
Diabetes Products: LBMH began marketing diabetes testing devices such as blood glucose meters and testing products (test strips, control solutions, lancets) as well as insulin pens and needles in 2004 after the expiration of a five-year non-compete agreement with PolyMedica.
Diabetes Education: LBMH educates diabetics with all stages of diabetes on several aspects of the disease ranging from food choices, exercise, advice on medicines, to precautionary care. Diabetes education is strongly supported by the CMS given its potential impact on Medicaid and other payers for reduced spending on medicines, doctor visits, and supplies. LBMH uses education as a platform for new customer enrollments for its diabetic supplies sales efforts and is reimbursed by CMS for these programs.
Ostomy: LBMH offers a wide range of ostomy4 supplies. Products offered within this segment include disposable collection devices including urinary, closed and drainable pouches, bedside drainage bags, irrigation bags and sleeves, skin barriers and skin barrier powder, ostomy belts, ostomy rings, and stoma caps. Supplies such as stoma caps, skin barriers, and pouches have a high usage rate ranging from 20 per month per patient to 60 per month and thus ostomy is a high turnover business. LBMH has negotiated significant price discounts with its suppliers for ostomy products and thus, as per management, has gained a competitive advantage in this product segment.
Technology Systems
LBMH uses Health Insurance Portability and Accountability Act (HIPAA) compliant billing systems that automatically bill Medicare and over 5,000 insurance companies for reimbursements. LBMH has also developed

[3]	Federal government’s Centers for Medicare and Medicaid Services authorized national accreditation organization.

[4]	A surgical procedure which creates an artificial opening for the elimination of bodily waste.

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
proprietary customized software to manage customer contacts, generate customized forms, and to efficiently process new patient details following a protocol of checks. LBMH’s operating platforms enable it to proficiently collect and process required documents from physicians and patients and bill and collect amounts due from Medicare, other third party payers, and directly from patients. We believe that the stress on quality and efficient processing of customer records to check Medicare reimbursement eligibility has aided LBMH in securing Exemplary Accreditation and achieve strong sales growth.
Business Model
LBMH employs an advertising driven business model. The company attracts new customers through targeted advertising across television, the Internet, and print media. The advertising driven model requires significant investment. In FY09 LBMH invested $4.2 million in advertising (16% of revenue) compared to $1.6 million in FY08 (16% of revenue). Management estimates that each dollar invested in advertising results in $10 in revenue over the short term and more than $20 over the long term. LBMH believes that it has developed a high quality method of capturing initial and recurring sales through the use of local, regional, and national ad placements and maximizing the “drag” of each ad. As advertising expenditures are expected to yield revenue over several years LBMH amortizes these costs over a four-year period.
Customers can order products by phone, mail, or over the Internet. LBMH’s sales representatives establish contact with the customer and check if the customer is eligible for Medicare reimbursement. After verifying eligibility, orders are shipped and Medicare or third-party insurers are billed, as appropriate. LBMH continuously adds new customers and sales leads to its database and sales representatives consistently evaluate it to identify potential leads and to generate repeat orders. According to management LBMH’s clients have an average customer life of four years. Management believes its proactive sales efforts and targeted advertising help assure predictable and recurring revenue. LBMH continues to focus on making the buying process more convenient by reducing the paper work for the Medicare beneficiary and by taking initiatives to ensure reimbursement from Medicare.
LBMH bills Medicare/insurers on the day products are shipped. According to the company Medicare normally reimburses 80% of the amount billed and the balance is collected from private insurance companies, if applicable. LBMH’s takes about 60 to 65 days to collect from Medicare and other insurers. On the procurement front most of LBMH’s suppliers are within one day’s shipping distance and they are primarily in the U.S. The company generally uses ground shipping and orders inventory on a quarterly basis. Proximity to its suppliers allows LBMH to keeps inventory lean at a 30 day level but urgent requirements can usually be replenished within a day’s notice.
Urological products account for the largest share of LBMH’s revenue and have a gross margin of 70% and a high repeat order rate. Post-mastectomy products are the second largest product line and also have a gross margin of 70% with repeat orders of up to twice per year. Ostomy products’ gross margin is in the range of 35% to 40% and diabetes supplies, the most competitive product segment, have a lower gross margin as compared to other segments. Management continues to focus on these four product segments and expects to maintain the existing revenue mix.
Almost all of LBMH’s revenues emanate from its mail order business which caters to customer orders received over the telephone and by mail. LBMH’s sales representatives manage the in-bound call center to service calls and customer orders. LBMH has generated over 85,000 customer leads and has served over 35,000 customers

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
since its inception. Substantial expenditure on television advertising has been a key growth driver behind both new patient enrollments and an increase in sales in this segment for which management anticipates a high probability of repeat business. Sales representatives at the out-bound call center estimate the time when a customer’s previous consignment will be exhausted and proactively call them for new orders. Products in the mail order business are also sold on the company’s websites (www.liberatormedical.com and www.liberatordirect.com), but these sites generate a limited portion of LBMH’s revenue. The websites have been developed using state-of-the-art software and depict photographs along with product descriptions. LBMH plans to increase its revenues from this segment by promoting the websites on different media so as to increase the websites’ reach to general web search results thereby motivating healthcare professionals to make wholesale purchases and to refer their clientele to the site to make individual purchases and also by introducing more user-friendly and less time-consuming insurance claim forms. In order to maximize the average sales per visitor the website has detailed links and cross-links that direct the visitor to accessories and other related products. In addition to online sales LBMH’s sales representatives regularly call online customers to generate orders for the replenishment of their medical supplies.
Increased use of Electronic Health Records (EHR) in the U.S. should provide LBMH better access to patients’ files and facilitate the billing process. Management believes that though the increased use of EHR could help their competitors too, companies would still be required to carry out the necessary due-diligence while processing claims including acquiring permission from the customer and verifying insurance. Further, companies would still need to find and acquire customers and physicians would still need to write prescriptions.
Industry and Competition
Medical Devices Industry
CMS forecasts total expenditures on durable and non-durable medical devices to increase from $62 billion at the end of 2007 to $98 billion at the end of 2018 representing a 4.2% CAGR. Factors such as an ageing population, increasing disease incidence rates, increasing average life-expectancy, and rising medical costs should drive industry growth.
For example, CMS expects the number of people in the U.S. who are aged 65 years or older to grow to 49.9 million at the end of 2018 from 37.6 million at the end of 2007 representing a CAGR of 2.6%. We expect LBMH to participate in this growth due to its growing brand penetration through advertising investments, its focus on Medicare reimbursements, its proactive customer order management system, and the convenience offered to patients.
Private funded healthcare expenditure on medical devices (both durable and non-durable) amounted to $52 billion in 2007 representing 84% of the total expenditure on medical devices. Within that amount, out-of-pocket expenditure accounted for $49 billion and the remaining $3 billion was funded by private health insurance. The public sector, which principally funds expenses for those 65 and older and the disabled, totaled almost $10 billion in 2007. Though it is a smaller segment, public funding is forecast to reach $20.5 billion in 2018 representing a 6.9% CAGR. As Medicare beneficiaries represent 70% of LBMH’s customer base we expect the company to benefit from the faster-than-industry growth in this segment.

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Medicare Part B Benefits Provider Business
At the end of 2008 about 44 million people were enrolled with Medicare and 32.4 million were treated that year. Approximately 5.5 million (17%) were aged under 65 years and disabled while 22.6 million (70%) were aged 65 to 84 and the remaining 4.3 million (13%) were aged over 85. We believe Medicare beneficiaries represent a vast demographic opportunity for LBMH as the population aged 65+ is more susceptible to multiple chronic illnesses. For example, in 2002 more than half of the Medicare population was being treated for five or more chronic conditions. As LBMH customers are outpatients, the company is usually reimbursed under Medicare Part B insurance (Medicare supplementary insurance). With over 133 million Americans suffering from chronic diseases5 and 31 million treated annually on average over the past nine years under Medicare supplementary insurance, management notes that 100,000 Medicare enrollees ordering supplies for a full year period could allow LBMH to realize its $100 million revenue target. LBMH currently has a database of 85,000 customer leads for generating additional enrollments.
Market Segments
Urological: BCC research estimates that the urological catheters market was worth about $4.4 billion in 2009. According to management the number of patients with urological disorders is growing faster than in any other disease category. Urological disease incidence rates among people aged 40+ are nearly twice6 those of incidence rates in patients aged under 40. In our opinion, the high incidence rate in the 65+ category bodes well for the industry as these patients are eligible for Medicare reimbursement. For example, market research firm Millennium Research Group (MRG) forecasts the U.S. market for intermittent catheters will grow at a 40% CAGR from 2008 to 2012. MRG asserts that this growth is largely accounted for by the Medicare ruling effective April 1, 2008 that allows the usage of up to 200 catheters per month per patient against only four per month previously. These catheters are one of LBMH’s primary products and the change in the ruling should significantly benefit the company.
Diabetes Supplies: The U.S. Centers for Disease Control and Prevention (CDC) estimates that there were 18 million diagnosed diabetics and six million undiagnosed diabetics in 2007. LBMH estimates that each patient represents a potential $660 in annual revenue from the sale of supplies implying a $12 billion market.

[5]	CDC

[6]	Company reports

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Diabetes Education: According to management five million Medicare beneficiaries suffer from diabetes and each diabetic represents an opportunity of more than $200 per annum in educational revenue. This amount implies a market opportunity of more than $1 billion for diabetes education.
Mastectomy: According to LBMH over three million people have undergone mastectomy procedures and require post-mastectomy products. The CDC estimates the market for prosthetics and other post-mastectomy products to be around $1.1 billion as of 2005.
Ostomy: According to the CDC 600,000 people have undergone ostomy procedures and most of them require an indispensable regular supply of ostomy related medical products. CDC estimates that in 2005 the healthcare market for ostomy products was approximately $1.2 billion.
Competition
The durable medical equipment, prosthetics, orthotics, supplies, and Medicare/Insurance benefits provision industry is highly fragmented with more than 100,000 DMEPOS (Durable Medical Equipment, Prosthetics, Orthotics, and Supplies) suppliers. However, only 50 of these suppliers have annual sales in excess of $10 million and we expect the market to consolidate due to a recent $50,000 bond and accreditation requirement. Given its relatively larger scale we expect LBMH to capture a good share of customers who were previously using the services of unaccredited Medicare benefit providers.
Diabetes: The diabetic medical device and supply market is mature and highly competitive. LBMH faces competition from Liberty Medical (founded by Mark Liberator and now owned by Medco), Chronic Care Solutions, MP Total Care, and other relatively smaller players.
Mastectomy: Post-mastectomy products are a niche market in which LBMH faces competition from a large number of small specialty stores. Patients who have been through mastectomy procedures are often not comfortable and prefer not to share sensitive personal issues with store personnel. LBMH offers a convenient and private telephone and Internet based ordering system that appeals to existing as well as prospective customers and hence may enjoy a preferred point-of-sales channel advantage over other smaller players.
Ostomy: Edgepark and United Ostomy are the only two national level competitors to LBMH in this category. Management notes that its infrastructure and accuracy in processing claims has allowed it to undertake Medicare assignments refused by other companies and this ability has resulted in a significant growth for this segment.
Urological Disorders: In this segment, which represents the company’s focus area, LBMH faces competition from Byrams Healthcare, Edgepark, United Ostomy, as well as specialty drug stores and many small independent dealers and stores.
Online Retail: In this segment LBMH faces competition from various websites offering online sales of medical devices and supplies. According to management, competitors’ websites generally lack one or more of the following essential features: a detailed display of products, fully on-line ordering system, and/or a provision for billing Medicare or private insurance. LBMH’s management believes that its websites are better than its competitors’ websites with respect to functionality, ease of access and navigation, and comprehensive product offerings.
Competitive Strengths
According to management, Liberator’s key competitive advantages include:
Management: CEO Mark Libratore and CFO Robert Davis were the architects of the successful advertising driven business model at Liberty. The two, along with the other current management team members, grew Liberty’s business to achieve an annual sales run rate of $100 million within a 10 year span. So far management appears to be on track to replicate this success with the company clocking impressive revenue growth in recent years.
Focus on the Customer: LBMH treats customers as patients and takes care to consider their requirements. The company provides utmost convenience in Medicare claims processing by interacting with customers’ physicians and Medicare authorities. The LBMH sales team proactively calls customers to ensure that they replenish their medical supplies on a timely basis thereby promoting repeat orders.
Infrastructure and Scale: Liberator is managed principally as a claims administrator. The company has state-of-the-art infrastructure and in-built technology systems that make the customer eligibility verification and the sales

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Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
process convenient not only for customers but also for LBMH employees. The company’s systems also enable active customer management and faster revenue realization.
Precision and Accuracy: LBMH employs nurses for verification of customer’s Medicare eligibility, identification of correct Current Procedural Terminology (CPT) codes; physician authorization verification, and other processes. Management is highly confident of LBMH’s precision and accuracy in the Medicare claims process.
Product/Supplier Flexibility: Management believes that the company’s diversified business model places it in a position to weather potential competitive price cuts or lower price realizations from changes in Medicare reimbursement rates by seeking alternate suppliers or shifting the focus to product categories that are less impacted by Medicare program changes.
Financial Overview and Recent Results

LBMH’s revenue has grown more than eight-fold from $3 million in FY07 to $26 million in FY09 mainly due to the strong growth in mail order revenue resulting from substantial investments in advertising. LBMH spent $1.6 million and $4.2 million on advertising in FY2008 and FY2009, respectively. LBMH’s revenue in 1Q10 increased 71% y-o-y and 19% q-o-q to $9.2 million primarily due to encouraging customer response as a result of an extensive direct-response advertisement campaign. However, the gross margin for the quarter contracted 100 basis points (y-o-y) to 64.5% due to a higher proportion of lower margin product sales. Investments in direct response advertisement increased 186% y-o-y to $2 million. By deploying additional staff and providing training in the collection process LBMH was able to bring down its bad debt accrual as a percentage of revenue from 12.7% in 1Q09 to 7.2% in 1Q10. General and administrative expenses as a percentage of revenues also declined to 11.2% in 1Q10 from 16.5% in 1Q09. Operating profit increased 127% y-o-y to $1.2 million in 1Q10 from $0.5 million in 1Q09 as the operating margin expanded 311 basis points to 12.7% in 1Q10 from 9.6% in 1Q09. Margin expansion was primarily due to increased sales volumes at lower incremental operating costs partially offset by an increase in payroll and advertising costs which as a percentage of sales increased to 23.7% in 1Q10 from 19.9% in 1Q09 and 8.8% in 1Q10 from 5.6% in 1Q09, respectively. Net income increased 247% y-o-y from $0.24 million in 1Q09 to $0.85 million in 1Q10 as the net margin expanded 473 basis points to 9.3%. The net margin was favorably impacted by lower interest expense ($0.24 million in 1Q10 vs. $0.27 million in 1Q09) but was negatively impacted by a $66,000 provision for income taxes in 1Q10 compared to no provision for income taxes in 1Q09. The tax provision was comprised of $63,000 in deferred taxes and $3,000 in alternative minimum taxes. LBMH generated 1Q10 diluted EPS of 2¢ compared to 1¢ in 1Q09.
Balance Sheet and Cash Flow
As of 1Q10 LBMH had $2.9 million in cash and $8.4 million in total debt. In 1Q10 LBMH borrowed $0.8 million from its credit line facility and had $0.5 million in convertible notes issued in April 2008 which are due in 2Q10 ($0.3 million) and 3Q10 ($0.2 million). These notes are convertible into 0.9 million common shares at 50¢ per share. Likewise, two other tranches of debt, $3.5 million issued in May 2008 and $2.5 million issued in October 2008, are also convertible into 4.4 million and 3.3 million shares at 80¢ and 75¢ per share, respectively. As these convertibles are in-the-money we believe there is a high probability of conversion. Cash used in operating activities stood at $0.3 million mainly due to $2.0 million invested in the direct response advertisement campaign. LBMH also invested $0.8 million in P,P&E driven by the expansion into the new 24,000 square foot facility which has been operational since January 2010. The company purchased a certificate of deposit for $0.6 million, repaid $0.2 million against a convertible note, received $0.2 million from warrants exercises, and $0.1 million from employee stock purchases.
Ownership
LBMH’s President and CEO, Mark Libratore, holds 47.2% of the outstanding shares and is the company’s largest shareholder. Millennium Partners, L.P. together with its associated companies holds various convertible notes and warrants convertible into 14.5 million common shares amounting to 34.7% of the total shares on a diluted basis. However, as per the terms of the convertible notes and warrants Millennium Partners together with its associated companies cannot hold more than 9.99% of the total issued and outstanding shares at any given date.

Ladenburg Thalmann & Co. Inc.	PAGE -10-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Board of Directors
LBMH’s Board is comprised of only three members. In addition to the CEO, in December 2009 the company added two new directors to the board, Mr. Joseph Farish and Mr. Robert Cuillo. Mr. Farish has over 50 years of litigation experience primarily in the areas of personal injury, wrongful death, and commerce. He has also been an entrepreneur in residential and commercial real estate. Mr. Cuillo is an entrepreneur in automotive dealerships and has interests in the performing arts and charity trusts. Given the board’s structure and the CEO’s stake in the company, in our view Mr. Libratore has substantial influence over the company’s direction and strategic decisions.
Outlook & Valuation

Outlook
LBMH expects to attain revenue of $100 million with a 20% to 22% EBITDA margin by FY12. We believe that the company is on track to achieve these targets given its recent performance. We forecast LBMH to earn fully diluted EPS of 10¢ in FY10 and 17¢ in FY11. We forecast LBMH to generate revenue of $46 million in FY10 and $75 million in FY11 on account of forecast advertising investments of more than $22 million over the next two years. We expect forecast increased sales volume should enable LBMH to potentially negotiate better pricing with vendors resulting in gross margin expansion and expect the margin to expand from 65% in FY09 to 66% in FY11. Further, as LBMH transitions more toward an Internet-based billing model we expect a reduction in bad debt and payroll costs due to improved revenue realization and reduced collection efforts. Expansion in gross margins coupled with a reduction in payroll and bad debt expenses should enable LBMH to achieve an EBITDA margin of 19% and a net margin of 12% in FY11 compared to 14% and 9% in FY09, respectively. We expect revenue growth and improved profitability to generate cash sufficient to meet debt obligations and required advertising investments. We expect LBMH to meet its debt obligations either through share issuance or cash redemption. As the company’s major debt-holder, Millennium Partners, cannot hold more than 9.99% of the shares outstanding, we expect the debt to be at least partially redeemed in cash. We forecasted LBMH to generate free cash flow per fully diluted share of 6¢ and 10¢ in FY10 and FY11, respectively.
Valuation
Figure 5: LBMH Peer Valuation

		Market	Enterprise		Share Price	EV/EBITDA				P/E
Ticker	Company Name	Cap (mn)	Value (mn)	Currency	2/19/10	CY08(A)	CY09(A)	CY10(E)	CY11(E)	CY08(A)	CY09(A)	CY10(E)	CY11(E)	P/BV

PSSI	PSS World Medical Inc.	1,239	1,367	USD	21.04	9.4x	8.5x	7.4x	NA	17.1x	16.4x	13.6x	NA	2.9x
LNCR	Lincare Holdings Inc.	2,719	3,125	USD	41.61	10.8x	7.3x	6.6x	6.4x	20.9x	16.4x	14.1x	12.5x	3.0x
CAH	Cardinal Health, Inc.	12,228	12,593	USD	33.83	5.0x	7.7x	7.2x	6.5x	12.6x	15.1x	13.8x	12.4x	2.3x
MEDIQ	Mediq NV	759	1,003	EUR	12.99	8.0x	7.5x	7.3x	6.9x	NMF	10.9x	10.2x	9.2x	1.9x
OMI	Owens & Minor Inc.	1,943	2,055	USD	46.40	9.1x	8.6x	7.8x	7.0x	16.4x	15.7x	14.1x	12.5x	2.5x

Median						9.1x	7.7x	7.3x	6.7x	16.8x	15.7x	13.8x	12.4x	2.5x
Mean						8.4x	7.9x	7.3x	6.6x	16.8x	14.9x	13.1x	11.4x	2.5x
Mean (excluding outliers)						8.4x	7.9x	7.3x	6.7x	16.8x	14.9x	13.1x	11.6x	2.5x

LBMH	Liberator Medical Holdings, Inc.	82	86	USD	1.89	183.6x	20.2x	10.0x	5.3x	NMF	28.9x	15.3x	9.5x	0.6x

Source: Capital IQ, Ladenburg Thalmann
Notes: PSSI — $21.04 — Buy
Unless otherwise stated, Ladenburg Thalmann does not cover the companies in this table.
LBMH is currently trading at 9.5x diluted CY11E EPS while its peers are trading at 11.6x. We believe LBMH’s growth profile warrants a premium vis-à-vis its relatively more mature peers. Though there is a degree of execution risk involved in scaling up, we believe senior management’s experience and expertise should help mitigate this potential hazard. Hence, we believe LBMH should trade at 15x its fully-diluted CY11 EPS of 20¢ and initiate coverage with a $3.00 price target.

Ladenburg Thalmann & Co. Inc.	PAGE -11-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Management

Mark Libratore, 57, has been the President, CEO, and a Director of LBMH since its incorporation in its current form. Prior to serving LBMH he was the founder and President of Liberator Medical Supply Inc. from 1999 to 2007. Before founding Liberator Medical Supply, he was the founder and president of Liberty Medical Supply from 1990. Liberty Medical Supply was sold to PolyMedica Corporation in August 1996. He remained as the President of the subsidiary (Liberty Medical Supply) and as a Senior Vice-President of PolyMedica Corp through February 1999.
Robert Davis, 62, has been the CFO of LBMH since its incorporation in its current form. Prior to serving LBMH he had been the CFO and controller of Liberator Medical Supply Inc. since its inception in 1999 through 2007. Before joining Liberator Medical Supply Inc. he was the CFO and Manager of Financial Planning for Liberty Medical Supply, Inc. through 1999. Prior to 1999 he held various executive-level finance positions such as Comptroller and Vice President of Finance for TurboCombustor Corp., Data Development Inc., and Caribbean Computer Corp.
John Leger, 53, has been the COO of LBMH since its incorporation in its current form. Prior to joining LBMH he was the COO of Liberator Medical Supply Inc. from 2006 to 2007. He served Closer Healthcare, Inc. for a year after joining in 2005. Before his tenure at Closer Healthcare he was the Senior Vice-President of operations at Liberty Medical Supply from 1991 through 2004.
Investment Risks

The primary risks to an investment in LBMH shares include, but are not limited to, the following:
Changes in Medicare Policies: A reduction in reimbursement rates by Medicare could mean lower revenue for LBMH. Any tightening in reimbursement policies and procedures could result in additional operational costs while a more stringent Medicare audit of benefit providers’ facilities and records could also increase operational costs. All these factors could have a negative impact on profitability and cash flow.
Compliance Risks: LBMH, despite a long list of checks before accepting a patient’s claim to Medicare, is subject to regular audits/investigations by each of the four regional Medicare centers. In the past, negative findings in these audits have led to reimbursement of claims previously paid by Medicare to LBMH. On the basis of the severity of the negative findings in the future LBMH may be subject to offsets of future payments, fines, or even cancellation of Medicare billing privileges. At times such negative findings can be due to external factors such as patients concealing information. For example, a patient may already have similar equipment or may not have been examined by a physician recently enough and lacks adequate medical necessity.
Competitive Bidding: CMS’s competitive bidding program — applicable to specific product categories as well as particular competitive bidding areas — could negatively impact average selling prices particularly in the diabetes category thereby pressuring revenue and profitability.
Order Mix: According to management the company incurs losses on the first order from a Medicare beneficiary/patient due to the costs involved in initial customer qualification as well as regulatory compliance and marketing costs. As a result, LBMH’s profitability is highly dependent on the number and amount of sustained repeat orders. Repeat orders in turn are a product of multiple external factors such as general economic conditions, patient preferences, competitive price pressures, and other trends.
Product Liability: Product liability claims due to device/supplies malfunctioning can adversely impact profitability despite insurance coverage. In the extreme, if the FDA were to order the suspension of sales of specific products then LBMH would have to forgo sales on the specific product during the suspension period.
Key Personnel: The CEO, CFO, and the COO were the key personnel at Liberty Medical Supply and were the architects of that company’s advertisement-driven model. A loss of any of these three individuals could challenge the effectiveness of the business model.
Low Trading Volume: LBMH’s shares have very limited trading volume and are subject to ‘penny stock’ regulations thus representing significant illiquidity risk for both entry into and exit out of the stock.

Ladenburg Thalmann & Co. Inc.	PAGE -12-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Control: Although LBMH inducted two independent directors to its Board of Directors in December 2009, LBMH’s CEO, Mark Libratore, has 47% ownership in the company and is also a director. He therefore has significant influence on the functioning of the Board as well as the company’s direction.
Table 1: LBMH — Income Statement
Income Statement
Liberator Medical Holdings Inc.
($000s, except per share data)

				Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4
	FY 07A	FY 08A	FY 09A	Dec 09A	Mar 10E	Jun 10E	Sep 10E	FY 10E	Dec 10E	Mar 11E	Jun 11E	Sep 11E	FY 11E

Sales	2,959	9,550	25,818	9,158	10,574	12,496	14,475	46,703	16,120	17,855	19,677	21,613	75,264
Cost of Sales	1,328	3,439	9,050	3,248	3,724	4,369	5,025	16,366	5,580	6,163	6,772	7,417	25,931
Gross Profit	1,631	6,111	16,768	5,910	6,850	8,127	9,450	30,337	10,540	11,692	12,905	14,196	49,332

Operating Expenses
Payroll, taxes and benefits	1,935	2,685	5,406	2,169	2,326	2,699	3,069	10,263	3,369	3,678	3,994	4,323	15,364
Advertising	173	470	2,042	806	1,176	1,409	1,649	5,041	1,860	2,097	2,347	2,609	8,913
Bad debts	427	1,042	2,488	655	703	769	818	2,945	863	902	935	962	3,662
General and administrative	1,426	2,502	3,237	1,025	1,157	1,336	1,512	5,030	1,643	1,775	1,907	2,041	7,366

EBITDA	(2,331)	(588)	3,595	1,255	1,488	1,913	2,402	7,058	2,805	3,239	3,721	4,262	14,027
Depreciation	185	213	306	95	112	112	113	432	106	107	108	111	432
EBIT	(2,516)	(801)	3,289	1,160	1,375	1,801	2,289	6,626	2,699	3,132	3,613	4,151	13,595

Other Income (Expense)
Interest Expense	(334)	(520)	(1,054)	(243)	(225)	(174)	(71)	(714)	(24)	—	—	—	(24)
Interest Income	59	12	19	3	4	5	7	19	7	6	7	9	30
Total Other Income (Expense)	(171)	(508)	(1,035)	(240)	(222)	(169)	(64)	(694)	(17)	6	7	9	6

Income (Loss) before Income Taxes	(2,687)	(1,309)	2,254	920	1,154	1,633	2,226	5,932	2,682	3,139	3,621	4,160	13,601
Provision for Income Taxes Net	—	—	32	66	16	23	361	467	939	1,099	1,267	1,456	4,760
Net Income (Loss)	(2,687)	(1,309)	2,222	854	1,137	1,609	1,864	5,465	1,743	2,040	2,353	2,704	8,841

Earnings (loss) per share — Basic	(0.10)	(0.04)	0.07	0.03	0.03	0.04	0.05	0.15	0.04	0.05	0.06	0.07	0.22
Earnings (loss) per share — Diluted	(0.10)	(0.04)	0.05	0.02	0.02	0.03	0.04	0.11	0.03	0.04	0.05	0.05	0.17

Weighted average shares outstanding
Basic	27,265	31,768	32,128	32,848	33,213	39,573	40,258	40,258	40,746	40,752	40,752	40,752	40,752
Diluted	27,265	31,768	43,620	51,350	51,350	51,350	51,350	51,350	51,350	51,350	51,350	51,350	51,350

Revenue Growth
Revenue Growth Y-o-Y %		222.8%	170.3%	71.4%	81.5%	79.8%	88.0%	80.9%	76.0%	68.8%	57.5%	49.3%	61.2%
Revenue Growth Q-o-Q %				19.0%	15.5%	18.2%	15.8%		11.4%	10.8%	10.2%	9.8%

Margins
Gross Margin	55.1%	64.0%	64.9%	64.5%	64.8%	65.0%	65.3%	65.0%	65.4%	65.5%	65.6%	65.7%	65.5%
EBITDA Margin	-78.8%	-6.2%	13.9%	13.7%	14.1%	15.3%	16.6%	15.1%	17.4%	18.1%	18.9%	19.7%	18.6%
EBIT Margin	-85.0%	-8.4%	12.7%	12.7%	13.0%	14.4%	15.8%	14.2%	16.7%	17.5%	18.4%	19.2%	18.1%
Net Margin	-90.8%	-13.7%	8.6%	9.3%	10.8%	12.9%	12.9%	11.7%	10.8%	11.4%	12.0%	12.5%	11.7%

Income Tax Rate	0.0%	0.0%	1.4%	7.2%	1.4%	1.4%	16.2%	7.9%	35.0%	35.0%	35.0%	35.0%	35.0%
Sources: Company Reports, Ladenburg Thalmann

Ladenburg Thalmann & Co. Inc.	PAGE -13-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Table 2: LBMH — Balance Sheet
Balance Sheet
Liberator Medical Holdings Inc.
($000s, except per share data)

				Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4
	FY 07A	FY 08A	FY 09A	Dec 09A	Mar 10E	Jun 10E	Sep 10E	FY 10E	Dec 10E	Mar 11E	Jun 11E	Sep 11E	FY 11E
Current Assets
Cash	177	1,173	3,798	2,881	5,058	6,957	9,072	9,072	6,596	7,655	9,036	10,782	10,782
Restricted Cash	—	—	500	1,053	1,053	1,053	1,053	1,053	1,053	1,053	1,053	1,053	1,053
Accounts receivable	484	2,405	3,850	4,664	3,283	3,700	4,082	4,082	4,458	4,948	5,285	5,625	5,625
Prepaid expenses	802	321	59	—	—	—	—	—	—	—	—	—	—
Inventory	299	786	902	933	1,052	1,173	1,280	1,280	1,391	1,536	1,632	1,727	1,727
Deferred advertising, current portion	174	770	2,016	2,678	3,289	3,888	4,471	4,471	5,089	5,733	6,395	7,065	7,065
Debt Issuance Costs, Current Potion	—	316	347	242	242	242	—	—	—	—	—	—	—
Other	1	2	77	246	276	321	366	366	403	442	482	524	524
Total Current Assets	1,936	5,773	11,549	12,697	14,253	17,334	20,322	20,322	18,989	21,366	23,883	26,776	26,776
Property and Equipment	728	816	1,041	1,726	1,720	1,733	1,765	1,765	1,780	1,807	1,846	1,897	1,897
Other Assets
Deferred advertising, net of current portion	139	660	1,739	2,305	2,814	3,300	3,762	3,762	4,241	4,727	5,216	5,706	5,706
Debt Issuance Costs	—	177	7	—	—	—	—	—	—	—	—	—	—
Deposits	81	100	123	258	258	258	258	258	258	258	258	258	258
Total Other Assets	220	937	1,869	2,563	3,072	3,558	4,020	4,020	4,499	4,985	5,474	5,964	5,964
Total Assets	2,884	7,526	14,459	16,986	19,045	22,625	26,107	26,107	25,268	28,158	31,203	34,638	34,638

Current Liabilities
Accounts payable	400	900	2,089	2,834	3,404	4,046	4,712	4,712	5,293	6,045	6,644	7,278	7,278
Accrued liabilities	204	290	716	560	736	856	975	975	1,074	1,178	1,285	1,397	1,397
Stockholder loan	1,676	1,665	1,515	1,315	1,315	1,315	1,315	1,315	—	—	—	—	—
Convertible notes payable	266	772	3,893	6,286	6,480	2,489	2,529	2,529	—	—	—	—	—
Capital lease obligations, current portion	31	51	80	77	73	68	64	64	53	43	32	18	18
Deferred rent liability, current portion	42	48	60	38	38	38	38	38	38	38	38	38	38
Total Current Liabilities	2,618	3,726	8,353	11,860	12,796	9,562	10,383	10,383	7,208	8,053	8,749	9,480	9,480
Long Term Liabilities
Convertible notes payable	66	2,789	2,447	—	—	—	—	—	—	—	—	—	—
Capital lease obligations, net of current portion	—	82	70	53	39	24	10	10	6	2	(3)	(3)	(3)
Deferred Tax Liability	—	—	—	503	503	503	503	503	503	503	503	503	503
Total Long Term Liabilities	328	3,085	2,682	741	727	712	698	698	694	690	686	686	686
Total Liabilities	2,946	6,811	11,035	12,601	13,523	10,274	11,080	11.080	7,901	8,742	9,434	10,165	10,165
Stockholders’ Equity
Common stock	30	32	32	33	33	39	40	40	41	41	41	41	41
Additional paid in capital	9,093	11,177	11,705	11,820	11,820	17,033	17,844	17,844	18,440	18,448	18,448	18,448	18,448
Accumulated deficit	(9,186)	(10,494)	(8,272)	(7,418)	(6,281)	(4,671)	(2,807)	(2,807)	(1,064)	977	3,330	6,034	6,034
Less: Treasury stock	—	—	(41)	(50)	(50)	(50)	(50)	(50)	(50)	(50)	(50)	(50)	(50)
Total Stockholders’ Equity	(62)	715	3,424	4,385	5,522	12,351	15,027	15,027	17,366	19,415	21,769	24,473	24,473
Total Liabilities and Stockholders’ Equity	2,884	7,526	14,459	16,986	19,045	22,625	26,107	26,107	25,268	28,158	31,203	34,638	34,638
Sources: Company Reports, Ladenburg Thalmann

Ladenburg Thalmann & Co. Inc.	PAGE -14-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Table 3: LBMH — Cash Flow Statement
Cash Flow Statement
Liberator Medical Holdings Inc.
($000s, except per share data)

				Q1	Q2	Q3	Q4		Q1	Q2	Q3	Q4
	FY 07A	FY 08A	FY 09A	Dec 09A	Mar 10E	Jun 10E	Sep 10E	FY 10E	Dec 10E	Mar 11E	Jun 11E	Sep 11E	FY 11E

Cash flow from operating activities:
Net Income (Loss)	(2,759)	(1,309)	2,222	854	1,137	1,609	1,864	5,465	1,743	2,040	2,353	2,704	8,841
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:	—	—	—	—	—	—	—	—	—	—	—	—	—
Depreciation and amortization	185	663	2,172	905	1,214	1,434	1,661	5,214	1,869	2,097	2,337	2,590	8,893
Equity based compensation	309	739	420	133	—	—	—	133	—	—	—	—	—
Provision for doubtful accounts and sales returns	427	1,042	2,488	763	—	—	—	763	—	—	—	—	—
Noncash interest related to convertible notes payable	—	233	701	180	194	46	40	460	(29)	—	—	—	(29)
Amortization of noncash loan issuance costs	—	12	37	9	—	—	—	9	—	—	—	—	—
Inventory reserve	50	—	60	—	—	—	—	—	—	—	—	—	—
Loss on abandonment of leasehold improvements	13	—	—	—	—	—	—	—	—	—	—	—	—
Loss on disposal of assets	3	—	—	—	—	—	—	—	—	—	—	—	—
Changes in operating assets and liabilities:	—	—	—	—	—	—	—	—	—	—	—	—	—
Accounts receivable	423	(2,963)	(3,933)	(1,576)	1,381	(417)	(382)	(994)	(376)	(490)	(337)	(339)	(1,543)
Prepaid expenses and other current assets	(47)	23	(119)	—	—	—	—	—	—	—	—	—	—
Deposits	(19)	—	—	—	—	—	—	—	—	—	—	—	—
Inventory	58	(487)	(176)	(31)	(119)	(121)	(107)	(378)	(111)	(145)	(96)	(96)	(448)
Accounts payable	(148)	501	1,189	744	570	642	666	2,622	581	751	599	634	2,565
Accrued expenses	114	157	433	(179)	176	120	119	236	99	104	107	112	422
Deferred rent	24	(42)	(37)	(2)	—	—	—	(2)	—	—	—	—	—
Deferred loan costs	—	128	446	—	—	—	242	242	—	—	—	—	—
Deferred advertising	(106)	(1,567)	(4,191)	(2,037)	(2,222)	(2,407)	(2,593)	(9,259)	(2,860)	(3,120)	(3,380)	(3,640)	(13,000)
Other current assets	(1)	(1)	—	(150)	(30)	(45)	(45)	(270)	(37)	(39)	(40)	(42)	(158)
Net Cash Flow Provided by (Used in) Operating	(1,475)	(2,870)	1,712	(324)	2,302	861	1,466	4,305	879	1,198	1,543	1,923	5,543

Cash flow from investing activities:
Purchase of property and equipment	(144)	(222)	(441)	(780)	(106)	(125)	(145)	(1,155)	(121)	(134)	(148)	(162)	(564)
Purchase of Certificate of Deposit	—	—	(500)	(553)	—	—	—	(553)	—	—	—	—	—
Net Cash Flow Used in Investing Activities	(144)	(222)	(941)	(1.333)	(106)	(125)	(145)	(1,708)	(121)	(134)	(148)	(162)	(564)

Cash flow from financing activities:
Proceeds from sale of stock	678	762	—	—	—	—	—	—	—	—	—	—	—
Proceeds from Exercise of Warrants	—	—	10	163	—	2,188	812	3,163	508	9	—	—	517
Proceeds from issuance of convertible notes	878	4,098	2,500	—	—	—	—	—	—	—	—	—	—
Proceeds from notes payable	505	—	—	—	—	—	—	—	—	—	—	—	—
Repayment on Stockholder loan	—	—	—	—	—	—	—	—	(1,315)	—	—	—	(1,315)
Broker commissions	(180)	(101)	—	—	—	—	—	—	—	—	—	—	—
Debt Issuance Costs	—	(577)	(326)	—	—	—	—	—	—	—	—	—	—
Proceeds from employee stock purchase plan	—	—	27	56	—	—	—	56	—	—	—	—	—
Legal and other fees paid	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	(41)	(9)	—	—	—	(9)	—	—	—	—	—
Payments of long-term debt and capital lease obligations	(147)	(94)	(316)	(220)	(19)	(1,026)	(19)	(1,284)	(2,427)	(15)	(15)	(15)	(2,470)
Net Cash Flow Provided by Financing Activities	1,733	4,088	1,854	740	(19)	1,163	793	2,677	(3,234)	(6)	(15)	(15)	(3,268)

Net increase in cash	114	996	2,625	(917)	2,177	1,899	2,115	5,274	(2,475)	1,058	1,381	1,746	1,711
Cash at beginning of period	81	177	1,173	3,798	2,881	5,058	6,957	3,798	9,072	6,596	7,655	9,036	9,072
Cash at end of period	195	1,172	3,798	2,881	5,058	6,957	9,072	9,072	6,596	7,655	9,036	10,782	10,782
Sources: Company Reports, Ladenburg Thalmann

Ladenburg Thalmann & Co. Inc.	PAGE -15-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
APPENDIX A: IMPORTANT RESEARCH DISCLOSURES
ANALYST CERTIFICATION
I, Mickey M. Schleien, attest that the views expressed in this research report accurately reflect my personal views about the subject security and issuer. Furthermore, no part of my compensation was, is, or will be directly or indirectly related to the specific recommendation or views expressed in this research report.
The research analyst(s) primarily responsible for the preparation of this research report have received compensation based upon various factors, including the firm’s total revenues, a portion of which is generated by investment banking activities.
COMPANY BACKGROUND
Headquartered in Stuart, Florida, LBMH is an accredited Medicare, Medicaid and private health insurance benefits provider that sells durable medical supplies and products through its subsidiary Liberator Medical Supply Inc directly to consumers.
VALUATION METHODOLOGY
We have valued LBMH shares on their CY2011 PE multiple.
RISKS
In addition to the normal economic and market risk factors affecting LBMH, the main risks of investing in LBMH include, but are not limited to, the following: 1) changes in Medicare policies, 2) compliance, 3) competitive bidding, 4) order mix, 5) product liability, 6) key personnel, 7) low trading volume, and 8) Board control.
STOCK RATING DEFINITIONS

Buy:	The stock’s return is expected to exceed 15% over the next twelve months.
Neutral:	The stock’s return is expected to be plus or minus 15% over the next twelve months.
Sell:	The stock’s return is expected to be negative 15% or more over the next twelve months.
Investment ratings are determined by the ranges described above at the time of initiation of coverage, a change in risk, or a change in target price. At other times, the expected returns may fall outside of these ranges because of price movement and/or volatility. Such interim deviations from specified ranges will be permitted but will become subject to review.
RATINGS DISPERSION AND BANKING RELATIONSHIPS (as of 02/01/10)

Buy	67%	(18% are banking clients)
Neutral	32%	(5% are banking clients)
Sell	1%	(0% are banking clients)
COMPANY SPECIFIC DISCLOSURES:
Ladenburg Thalmann & Co. Inc. makes a market in LBMH. Ladenburg Thalmann & Co. Inc. has not had an investment banking relationship with, nor received compensation for investment banking services from LBMH in the past 12 months. Neither the Analyst nor members of the Analyst’s household own any securities issued by LBMH or other companies mentioned in this report.
GENERAL DISCLAIMERS
Information and opinions presented in this report have been obtained or derived from sources believed by Ladenburg Thalmann & Co. Inc. to be reliable. The opinions, estimates and projections contained in this report are those of Ladenburg Thalmann as of the date of this report and are subject to change without notice.
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Ladenburg Thalmann & Co. Inc.	PAGE -16-

Mickey M. Schleien (305) 572-4131	LIBERATOR MEDICAL HOLDINGS (LBMH)
Past performance should not be taken as an indication or guarantee of future performance, and no representation or warranty, express or implied, is made regarding future performance. The price, value of and income from any of the securities mentioned in this report can fall as well as rise. The value of securities is subject to exchange rate fluctuation that may have a positive or adverse effect on the price or income of such securities. Investors in securities such as ADRs, the values of which are influenced by currency volatility, effectively assume this risk. Securities recommended, offered or sold by Ladenburg Thalmann & Co. Inc. (1) are not insured by the Federal Deposit Insurance Company; (2) are not deposits or other obligations of any insured depository institution; and (3) are subject to investment risks, including the possible loss of some or all of principal invested. Indeed, in the case of some investments, the potential losses may exceed the amount of initial investment and, in such circumstances; you may be required to pay more money to support these losses.
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